EXHIBIT 16.1

April 20, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

We have read Item 4.01 included in the Form 8-K of China Ruitai International Holdings Co. Ltd. dated April 20, 2011, to be filed with the Securities and Exchange Commission.  We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree to disagree with other statements of China Ruitai International Holdings Co. Ltd. contained therein.

/s/ Bernstein & Pinchuk LLP

Bernstein & Pinchuk LLP